Standard Atlantic (Suisse) s.a.

3 rue François Bellot,

1206 Geneva, Switzerland

August 31st, 2006

SES Solar Inc.

Suite 1400

1500 West Georgia Street

Vancouver, BC V6G 2Z6

Canada

Dear Sirs:

Acquisition of Société d’Energie Solaire_s.a.

The purpose of this letter is to set out the terms under which Standard Atlantic ( the “Finder”) has agreed to assist SES Solar Inc. ("SES" or the “Company”) and it’s shareholders in carrying out the purchase of all of the shares (the "Share Sale") of Societe d’Energie Solaire S.A. ("PriveCo").

In consideration of the premises and the covenants, agreements, representations, warranties, and payments contained in this Agreement, we mutually agree as follows:

1.	Engagement of Standard Atlantic

1.1        Engagement - Standard Atlantic (Suisse)s.a. (“Standard Atlantic” or the “Finder”) is hereby engaged by SES, as its exclusive representative, to provide the following services to it in connection with the Share Sale (the "Services"):

(a)	introducing SES to the representatives of PriveCo;

(b)	assisting SES in the negotiations concerning the terms of the Share Sale;

(c)	assisting in the preparation of all materials relating to the meeting of the shareholders of SES that may be called to approve the Share Sale;

(d)	assisting in investor’s relations.

1.2        Success Fee - In consideration for the Services provided by Standard Atlantic, SES agrees to pay to Standard Atlantic a fee equal of USD $228,000 (the “Success Fee). The Success Fee shall be payable in cash on the date that the Share Sale completes.

1.3        Flexible structure - The parties acknowledge and agree that the Share Sale may take a form not anticipated under this Agreement and it is agreed in such case that Standard Atlantic shall be compensated fairly following the principles set forth herein.

1.4        Survival of obligation to pay - Notwithstanding the earlier termination of this Agreement, SES shall pay the Success Fee to Standard Atlantic if, within 24 months of termination of this Agreement, SES completes a financing or Business Combination with a party introduced or identified to SES by Standard Atlantic during the term of this Agreement.

1.5         Term - The term of this Agreement shall commence on the date of this letter and shall terminate at the earliest September 30th, 2006, and after this, 30 days following delivery of written notice of termination by one party to the other. Notwithstanding the termination of this Agreement, SES shall remain obliged to pay any Success Fee or expenses owing to Standard Atlantic to the date of termination and section 1.4 shall survive termination of this Agreement.

1.6        Non-exclusive engagement – Standard Atlantic has no obligation to make its time and services available exclusively to SES, and Standard Atlantic may perform similar services for others at any time and from time to time.

1.7        Expenses – In addition to the Success Fee, SES agrees to reimburse Standard Atlantic for all reasonable expenses incurred in the provision of the Services forthwith upon receipt of an invoice with copies of the receipts.

1.8        Continued Assistance – SES agrees to hire Standard Atlantic for continued assistance to investor’s relations for a fee of USD20.000 per month. This will not be considered as a Transaction expense and will be formalised in a separate agreement

2.	Share Exchange

The parties intend that the share exchange shall consist of the exchange by the Shareholders of PriveCo of all of the outstanding shares of PriveCo in consideration for the SES Shares (as hereinafter defined) (the “Share Exchange”). At the closing of the Share Exchange, the assets of PriveCo will include all of the property and assets of SES's business of every kind and description, wherever situate (the "Business"), including without limitation:

(a)	all right, title, interest, and benefit of PriveCo in and to all intellectual property of every nature, whether registered or unregistered;
(b)

the goodwill of and attributable to the Business and the exclusive right to represent itself as carrying on the Business in continuation of and in succession to PriveCo, and the right to use any words indicating that the Business is so carried on;

(c)

the benefit of all unfilled orders received by PriveCo in connection with the Business, and all other contracts, engagements, or commitments, whether written or oral, to which PriveCo is entitled in connection with the Business, and in particular all right, title and interest of PriveCo in, to, and under the material agreements, contracts, and licences;

(d)	all equipment, including without limitation, all tools and manufacturing equipment, computers, office furniture and accessories, machinery, and all other chattels used in connection the Business;
(e)	including all cash, accounts receivable, inventory and prepaid expenses.

2.2        Purchase Price – The purchase price for the Business shall be 70% of the issued and outstanding common shares of SES on the Completion Date (the “SES Shares”).

2.2        Completion Date - The Share Exchange will be completed following receipt of all necessary regulatory and shareholder approvals and the execution of all agreements and documents relating to the Share Exchange. The Share Exchange shall be completed on or before September 31th, 2006 or such other date as the parties may agree upon (the "Completion Date").

3.	Representations and Warranties
3.1	By SES – SES represents and warrants to Standard Atlantic that:
(a)

it has good and sufficient right and authority to enter into this Agreement and carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement upon SES enforceable against it in accordance with its terms and conditions;

(b)

with the exception of forecasts, projections or estimates (collectively, the "Projections") provided by the Company to the Finder, all information and other data relating to the Company (collectively, the "Corporate Information") furnished by or on behalf of the Company to the Finder is or, in the case of historical Corporate Information, was at the date of preparation, and all Corporate Information provided to the Finder during the Term of this Agreement shall be true, accurate, complete and correct in all material respects and does not, did not and will not, as the case may be, contain a Misrepresentation;

(c)

any Projections relating to the Company provided by or on behalf of the Company to the Finder have been, and any such Projections provided during the Term of this Agreement will be, prepared in good faith with the assistance of competent professional advisors and will be based upon assumptions which in light of the circumstances under which they are made, will be reasonable; and

(d)	the Company is not aware of any undisclosed facts or information that could materially impact upon such Corporate Information or Projections.

3.2        By Standard Atlantic – Standard Atlantic represents and warrants to SES that it has good and sufficient right and authority to enter into this Agreement and carry out its obligations under this Agreement on the terms and conditions set forth herein, and this Agreement is a binding agreement upon Standard Atlantic enforceable against it in accordance with its terms and conditions.

4.	Standstill

During the period from the date hereof until the Completion Date, SES agrees that it will:

(a)

not, directly or indirectly, solicit or entertain offers or have any negotiations with any third parties whatsoever regarding the sale of the Shares of the Company or of the Business itself or assets comprising the Business;

(b)	conduct the Business only in the usual, ordinary and regular course of business consistent with past practice;

(c)	not issue any shares or other securities that may be converted into shares or other securities of SES; and

(d)

give to Standard Atlantic and its solicitors, accountants, and other representatives full access, during normal business hours, to all of its books, contracts, commitments, and records relating to the Business, and shall furnish to Standard Atlantic during that period all such information as it may reasonably request.

5.	Publicity

SES will not make any announcement, issue any press release or otherwise disclose the existence of this Agreement, or the intent of either party with regard to the transaction contemplated herein, without the prior written consent of Standard Atlantic, such consent not to be unreasonably withheld.

6.	Confidentiality

Any information that may be disclosed by one party to the other parties or their representatives, which has not been publicly disclosed, shall be kept strictly confidential by them and shall not be disclosed or used by the recipients thereof, whether or not the Share Sale occurs, until publicly disclosed by the party to which such information relates. In the event that SES provides any material non-public information to Standard Atlantic, Standard Atlantic agrees to execute SES’s standard non-disclosure agreement.

7.	General

7.1        Binding effect - This Agreement is intended to be binding upon SES and Standard Atlantic and their respective successors or assigns.

7.2        Governing law - This letter will be governed by and construed in accordance with the laws of Switzerland.

7.3	Currency - All references to currency are to United States Dollars.

7.4        Further assurances - The parties hereto shall execute and deliver all such further documents and do all such acts as any party may, either before or after the Effective Date,

reasonably require of the other in order that the full intent and meaning of this Agreement is carried out.

7.5        Amendments - No amendment or interpretation of this Agreement shall be binding upon the parties hereto unless such amendment or interpretation is in written form executed by all of the parties to this Agreement. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision shall be fully severable from this Agreement and this Agreement shall be construed and enforced as if such provision had never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by such provision or by its severance.

If you are in agreement with the foregoing, please confirm that this letter accurately sets forth your understanding of the terms of the proposed Share Sale and the engagement of Standard Atlantic, by signing a copy of this letter below and returning it to us.

This letter may be executed in any number of counterparts, each of when executed and delivered (including by way of facsimile) is an original but all of which taken together shall constitute one and the same instrument.

Yours very truly,

Standard Atlantic (Suisse) s.a.

By: /s/ signed

Authorized signatory

Agreed and confirmed this 31st day of August, 2006.

SES Solar Inc.

By: /s/ John Veltheer

Authorized signatory

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